UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – January 23, 2017

Farmers Capital Bank Corporation
(Exact name of registrant as specified in its charter)

Kentucky	0-14412	61-1017851
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309 202 West Main St. Frankfort, KY	40601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 227-1668

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 23, 2017 the Board of Directors of Farmers Capital Bank Corporation (the “Company”) adopted its Executive Short-Term Incentive Plan (“Incentive Plan”) effective as of January 1, 2017. The Incentive Plan is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The purpose of the Incentive Plan is to further the growth and financial success of the Company and its shareholders by providing certain employees of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with cash incentives to encourage them to continue in the service of the Company.

The Compensation Committee of the Board of Directors determines participating employees as well as the annual goals for achieving a cash incentive. The annual goals for 2017 include Company-wide goals, which are tailored to the executive’s role. For example, the annual goals for 2017 include a Company annual net income goal, a core deposit growth goal, a loan growth goal and an efficiency ratio. The goals applicable to a particular executive (as well as the weighting of such goals) are tailored to each individual to appropriately reflect the performance metrics that a particular executive can personally impact through individual performance. In addition to such Company-wide goals, each participating executive will also have qualifiers setting minimum expectations that must be met in order for such executive to be eligible for the incentive. These qualifiers will be tailored to each individual based on such individual’s role and will range among asset quality metrics, business development expectations, and the results of regulatory exams.

The following named executive officers were granted incentive performance targets for the Company’s 2017 fiscal year: Lloyd C. Hillard, Jr., J. David Smith, Jr., Mark A. Hampton, James L. Grubbs, and Rickey D. Harp.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

Exhibit 10.1 – Executive Short-Term Incentive Plan January 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers Capital Bank Corporation

1-24-17	/s/ Mark A. Hampton
Date	Mark A. Hampton
Executive Vice President, Secretary, and Chief Financial Officer